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                                                                  EXHIBIT (a)(7)

                            NORTHSTAR ADVANTAGE TRUST

                          ESTABLISHMENT AND DESIGNATION
                  OF SERIES AND CLASSES OF SHARES OF BENEFICIAL
                       INTEREST, PAR VALUE $0.01 PER SHARE

The undersigned, being a majority of the Trustees of the Northstar Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 and
5.13 of the Declaration of Trust dated August 18, 1993, as amended (the "Declaration of Trust"), hereby establish an additional series of the Trust (the "Fund"), and divide the shares of beneficial interest of the Fund into three separate classes (the "Classes"), the Fund and the Classes hereby created having the following special and relative rights:

         1. The Fund shall be designated Northstar Growth + Value Fund. The Classes thereof shall be designated as follows: Northstar Growth + Value Fund Class A, Northstar Growth + Value Fund Class B, and Northstar Growth + Value Fund Class C.

         2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current prospectus and registration statement for the Fund under the Securities Act of 1933. Each share of each class of the beneficial interests of the Fund ("Share") shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such class of shares of the Fund, and shall be entitled to receive its pro rata share of net assets allocable to such class of shares of that Fund upon liquidation of the Fund, all as provided in the Declaration of Trust. The proceeds of sales of Shares of the Fund, together with any income and gain thereon, less any dimunition or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

         3. Each share of beneficial interest of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matter which such Shares (or class of Shares) shall be entitled to vote. Shareholders of the Fund shall vote together as a class on any matter, except to the extent otherwise required by the Investment Company Act of 1940, or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon.

         4. The assets and liabilities of the Trust shall be allocated among the Fund and each other series within the Trust, as set forth in Section 5.11 of the Declaration of Trust, except as described below:

                  (a) Costs incurred by the Trust on behalf of the Fund in connection with the organization and initial registration and public offering of Shares of the Fund shall be amortized for the Fund over the lesser of the life of the Fund

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                           or the five year period beginning with the month that
                           the Fund commences operations.

                  (b) Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should be properly allocated to the Shares of a particular Class of the Fund may be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

                  (c) The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the series within the Trust and each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all series for all purposes.

         5. Shares of each Class of the Fund may vary as to rights of redemption and conversion rights, as set forth in the then current prospectus for the Fund.

         6. The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund or any Class thereof now or hereafter created, or to otherwise change the special and relative rights of the Shareholders of the Fund or Class.

Dated: July 31, 1996

/s/ John G. Turner                                      /s/ Mark L. Lipson
----------------------------                            ------------------------
    John G. Turner                                          Mark L. Lipson

/s/ Paul S. Doherty                                     /s/ Robert B. Goode, Jr.
----------------------------                            ------------------------
    Paul S. Doherty                                         Robert B. Goode, Jr.

/s/ David W. Wallace                                    /s/ Walter May
----------------------------                            ------------------------
    David W. Wallace                                        Walter May

/s/ David W.C. Putnam                                   /s/ Alan L. Gosule, Esq.
----------------------------                            ------------------------
    David W.C. Putnam                                       Alan L. Gosule, Esq.

/s/ John R. Smith
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    John R. Smith